Exhibit 10.50

LICENSE AGREEMENT

Between

IMMTECH PHARMACEUTICALS, INC.

AND

BIOALLIANCE PHARMA SA

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934.  Material filed separately with the Securities and Exchange Commission.

Page

ARTICLE I	DEFINITIONS	1
1.1	Definitions	1
1.2	Certain Rules of Construction	6
ARTICLE II	MANAGEMENT OF THE COLLABORATION	7
2.1	Steering Committee	7
2.2	Development Committee	8
2.3	Commercialization Committee	9
2.4	Expenses	9
2.5	Nondisclosure Agreement	9
ARTICLE III	DEVELOPMENT PROGRAM	9
3.1	Immtech Responsibility and Control	9
3.2	Development Program	10
3.3	Clinical and Regulatory Approval	10
3.4	Development Program Funding	11
3.5	Development Program Reporting
ARTICLE IV	LICENSE	11
4.1	Grant to BioAlliance	11
4.2	Information Transfer	12
4.3	Agreement Not to Genericize	12
4.4	New Indication Rights	13
ARTICLE V	PAYMENTS	14
5.1	Upfront Payment	14
5.2	Subsequent Payments	14
5.3	Reduction of Royalty	15
5.4	Payment Procedures	16
ARTICLE VI	MANUFACTURE AND SUPPLY; COMMERCIALIZATION	16
6.1	Supplies	16
6.2	Commercialization	17
ARTICLE VII	CONFIDENTIAL AND TECHNICAL INFORMATION	17
7.1	Treatment of Confidential Information	17
7.2	Release from Restrictions	18
7.3	No Implied Rights	18
7.4	Survival of Confidentiality Obligations	19
7.5	Superseding Prior Confidentiality Agreement	19
ARTICLE VIII	PATENT PROSECUTION AND ENFORCEMENT	19
8.1	Inventions	19
8.2	Patent Prosecution and Maintenance	19

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Page

8.3	Infringement	19
ARTICLE IX	ADVERSE EXPERIENCES	22
9.1	Notification	22
9.2	Reporting	23
9.3	Literature Reports	23
ARTICLE X	REPRESENTATIONS AND WARRANTIES	23
10.1	Representations and Warranties	23
ARTICLE XI	INDEMNIFICATION AND LIMITATION ON LIABILITY	26
11.1	Indemnification by Immtech	26
11.2	Indemnification by BioAlliance	26
11.3	Notice and Procedures	26
11.4	Limitation of Liability	27
ARTICLE XII	TERM AND TERMINATION	27
12.1	Term	27
12.2	Termination for Breach	27
12.3	Termination for Bankruptcy	27
12.4	Termination by BioAlliance	27
12.5	Effect of Termination	28
12.6	Surviving Rights	28
12.7	Accrued Rights and Surviving Obligations	28
ARTICLE XIII	MISCELLANEOUS	29
13.1	Entire Agreement; Modification	29
13.2	Assignment	29
13.3	Performance by Affiliates	29
13.4	Notices	29
13.5	Dispute Resolution	30
13.6	Governing Law	30
13.7	Force Majeure	30
13.8	Independent Contractors	31
13.9	Severability; Waiver	31
13.10	Further Actions	31
13.11	Cumulative Rights	31
13.12	Counterparts	31

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EXHIBIT A	SUPPLY AGREEMENT

EXHIBIT B	OPTION TO LICENSE MALARIA PREVENTION

EXHIBIT I	SPECIFICATIONS

-iii-

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made and entered into as of  December 3, 2007 (the “Effective Date”), by and between Immtech Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 150 Fairway Drive, Vernon Hills, IL 60061 (“Immtech”), and BioAlliance Pharma SA, a French société anonyme having a principal place of business at 59, boulevard du Général Martial Valin, 4th Floor 75015 Paris, France (“BioAlliance”).  Immtech and BioAlliance may be referred to herein individually as a “Party”, or collectively as the “Parties”.

Recitals

Whereas, Immtech has expertise developing and commercializing pharmaceutical products for infectious diseases and has developed and owns certain proprietary technology and know-how relating to the design and manufacture of the Product (as defined in Section 1.1); and

Whereas, BioAlliance has expertise in licensing, developing, marketing and distributing certain pharmaceutical products in Europe and wishes to develop and market the Product as further described herein, and Immtech agrees to grant BioAlliance the rights to do so pursuant to the terms of this Agreement.

Now, Therefore, in consideration of the foregoing and the covenants and promises contained herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions.  For the purposes of this Agreement, the following defined terms have the respective meanings set forth below:

“Affiliate” means with respect to a Party, any other entity that directly or indirectly controls, is controlled by, or is under common control with, such Party.  An entity or Party shall be regarded as in control of another entity if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of such entity, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other entity by any means whatsoever.

“cGMP” means the regulatory requirements for current good manufacturing practices promulgated by the FDA under the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, particularly 21 C.F.R. Section 210 et seq., as the same may be amended from time to time.

“Clinical Supplies” means supplies of the Product, manufactured, packaged and labeled in compliance with cGMP, in such form and dosage as is determined by Immtech pursuant to the Development Program, and suitable for use in the conduct of pre-clinical and/or human clinical trials of the Product by the Parties pursuant to the Development Program.

“Commercialization” means the marketing, promotion, advertising, selling and/or distribution of the Product in the Territory after Regulatory Approval has been obtained; and the term “Commercialize” has a corresponding meaning.

“Commercially Reasonable Efforts” means the efforts and resources that would reasonably be used (including the promptness with which such efforts and resources would be applied) in the pharmaceutical industry for the diligent development, manufacture or commercialization of a pharmaceutical product of similar market and profit potential and at a similar stage in development or product life as compared to the Product; and the term “Commercially Reasonable” has a corresponding meaning.

“Confidential Information” means information of a Party that is disclosed to or obtained by the other Party (including information obtained by a Party as a result of access to the facilities of the other Party) either prior to or during the Term, which information is non-public, confidential or proprietary in nature, including trade secrets, financial data, product information, manufacturing methods, market research data, marketing plans, identity of customers, nature and source of raw materials, product formulation and methods of producing, testing and packaging; provided, however, that Confidential Information shall not include information of a Party that the receiving Party can demonstrate by written evidence:  (i) is in the public domain other than as a result of a breach by such receiving Party (or any of its Affiliates) of its obligations of confidentiality contained herein; (ii) was known by the receiving Party prior to receipt from the disclosing Party; (iii) has been developed by the receiving Party independent of any Confidential Information of the other Party; or (iv) was subsequently, lawfully and in good faith obtained by the receiving Party on a non-confidential basis from a Third Party that was not under an obligation to treat such information in a confidential manner and had a lawful right to make such disclosure.  Without limiting the foregoing, the terms of this Agreement, including the Development Program, shall constitute “Confidential Information” of both Parties hereunder.

“COGS” means cost of goods, defined as Transfer Price multiplied by the units sold by BioAlliance in a calendar quarter.

“Development Committee” has the meaning set forth Section 2.2.

“Development Costs” means [****].

“Development Program” means the activities associated with development of the Product, including, but not limited to, (a) manufacture and formulation of the Product for preclinical and clinical studies; (b) planning, implementation, evaluation and administration of human clinical trials; (c) manufacturing process development and scale-up for the manufacture of the Product; (d) preparation and submission of applications for Regulatory Approval; and (e) post-market surveillance of approved drug Indications.

 “Direct Cost” means [****].

 “Effective Date” means the date set forth in the introductory paragraph.

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934.  Material filed separately with the Securities and Exchange Commission.

               “Exclusivity Period” means the period during which the applicable regulatory agency in the Territory prohibits reference, without the consent of the owner of an application for Marketing Approval, to the clinical and other data that is contained in such application for Marketing Approval, and that is not published or publicly available outside of such application for Marketing Approval.
“FDA” means The Food and Drug Administration of the United States Department of Health and Human Services, or any successor agency(ies) thereof performing similar functions.

“Floor Price” means [****].

“Immtech Know-How” means all Know-How Owned or Controlled by Immtech or any of its Affiliates as of the Effective Date or during the Term that is useful or necessary for the development, manufacture, use, sale, offer for sale, distribution or import of the Product (or pafuramidine as the active ingredient in the Product) in the Territory, including, without limitation, any replication or any part of such Information.

“Immtech Patents” means any Patents Owned or Controlled by Immtech or any of its Affiliates as of the Effective Date or during the Term that are useful or necessary for the development, manufacture, use, sale, offer for sale, distribution or import of the Product (or pafuramidine as the active ingredient in the Product) in the Territory, including, without limitation, all Patents in the Territory that claim any Invention.  A list of the Immtech Patents existing as of the Effective Date is appended hereto as Schedule 1.1, and such list will be updated periodically by Immtech to reflect additions thereto.

“Immtech Technology” means all Immtech Patents and all Immtech Know-How.

“Indication” means any of the approved therapeutic uses for the Product.

“Initial Commercial Sale” means the first sale of the Product by BioAlliance or its Affiliate in the Territory following Regulatory Approval of the Product in the Territory.

“Invention” means any new invention or discovery related to pafuramidine that is learned, conceived and/or reduced to practice by one or more employees or contractors of BioAlliance or its Affiliates or sublicensees, by one or more employees or contractors of Immtech, or jointly by one or more employees or contractors of BioAlliance, any BioAlliance Affiliate or BioAlliance sublicensee  and one or more employees of Immtech.

“Know-How” means all tangible and intangible ideas, inventions (whether patentable or not), instructions, techniques, technology, practices, trade secrets, knowledge, know-how, skill, experience, processes, methods, products, materials, compositions, models, data, results, formulas, expert opinions and information, including, without limitation, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information.

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934.  Material filed separately with the Securities and Exchange Commission.

“Major EU Market” means any of the United Kingdom, France, Germany,  Italy, and Spain.

“Marketing Approval” means any and all Regulatory Approvals of a Product, but excluding Pricing Approval.

“Net Sales” means [****].

“New Licensing Agreement” has the meaning set forth in Section 4.4(a).

“Owned or Controlled by” means the possession of the unencumbered right to grant the license to BioAlliance as provided herein.

“Patents” means all existing and future patents and patent applications, including without limitation any continuations, continuations-in-part, divisions, provisionals or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplemental patent certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“PCP” means pneumocystis carinii pneumonia (also known as pneumocystis jiroveci pneumonia).

“Phase III Clinical Trials” means that portion of the Development Program that provides for large scale, pivotal, clinical studies that (a) are conducted in a number of patients that is intended to be sufficient to obtain a definitive evaluation of the therapeutic efficacy and safety of a Product in patients for a given Indication as required by 21 C.F.R. §312.21(c) and/or (b) that are needed to evaluate the overall risk-benefit relationship of the Product and to provide adequate basis for obtaining requisite Regulatory Approvals.

“Pricing Approval” means any and all price and reimbursement approvals of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the sale of the Product in the Territory.

“Product” means a finished oral dosage form for sale in the Territory, that (i) contains pafuramidine as the only active ingredient, (ii) is approved by the requisite regulatory authority in the Territory for the treatment of PCP and/or human African trypanosomiasis in patients and (iii) is ready for administration to the ultimate consumer as a pharmaceutical; provided, however, that the term Product shall specifically exclude future Indications of pafuramidine, except those related to PCP and/or human African trypanosomiasis and except as otherwise provided in Exhibit B.

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934.  Material filed separately with the Securities and Exchange Commission.

“Product Studies” means clinical studies, pre-clinical studies, safety studies, epidemiological studies, modeling and pharmacoeconomic studies, in each case including any ancillary or incidental development, investigation or research schemes pertaining thereto, that are designed (a) to support Regulatory Approval for the Product or (b) to support publications, promotional and educational activities, future labeling changes or new Indications for pafuramidine.

“Program Developments” means all Inventions and related discoveries, Know-How, copyrights, works of authorship and other intellectual property rights that are made, developed, created, conceived or reduced to practice in connection with or relating to the Development Program or Commercialization during the Term.

“Regulatory Approval” means any and all approvals (including Pricing Approval, if required), licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the use, storage, import, transport and/or sale of the Product in the Territory.

“Representative” has the meaning set forth in Section 7.1.

“Royalty” has the meaning set forth in Section 5.2(b).

“Royalty Period” means, on a country by country basis, the period of time commencing on the Initial Commercial Sale of the Product in a country and ending upon the later of:  (a) the expiration of the last to expire valid claim of the Immtech Patents in such country (subject to the proviso in the last sentence of Section 8.1), (b) the expiration of the Product’s Exclusivity Period in such country, and (c) ten (10) years after the date of the Initial Commercial Sale of the Product in such country.

“Selling Unit” means 28 tablets of the Product containing 100 mg of pafuramidine per tablet.

“Supply Agreement” means the supply and distribution terms attached hereto as Exhibit A, which is considered to be part of this Agreement.

“Territory” means Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Norway, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, Switzerland, and United Kingdom.

“Term” has the meaning set forth in Section 12.1.

“Third Party” means any person or entity that is not a Party to this Agreement or an Affiliate of such Party.

“Transfer Price” means [****].

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934.  Material filed separately with the Securities and Exchange Commission.

1.2           Certain Rules of Construction.

(a)           As used in this Agreement, unless the context otherwise requires: Section, Schedule, Article and Exhibit references are intended to refer to this Agreement; words describing the singular number shall include the plural and vice versa; words denoting any gender shall include all genders; words denoting natural persons shall include corporations, partnerships and other entities, and vice versa; the words "hereof", "herein" and "hereunder", and words of similar import, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement; the term "include" and derivations thereof are not intended to apply any limitation to the item(s) specified; and terms such as lessee, lessor, lease, landlord, tenant, licensor, licensee and license will be interpreted broadly to refer also to sub-leasing or sub-licensing arrangements and/or the Parties thereto.

(b)           This Agreement is between financially sophisticated and knowledgeable Parties and is entered into by the Parties in reliance upon the economic and legal bargains contained herein, the language used in this Agreement has been negotiated by the Parties hereto and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the Party who prepared, or caused the preparation of, this Agreement or the relative bargaining power of the Parties.

ARTICLE II

MANAGEMENT OF THE COLLABORATION

2.1           Steering Committee.

(a)           Establishment.  The Parties hereby establish a Steering Committee consisting of six (6) members, three (3) of whom shall be BioAlliance designees and three (3) of whom shall be Immtech designees.  Each of the Steering Committee members shall have appropriate expertise to oversee the Parties’ performance of this Agreement.  The initial Steering Committee members shall be designated by each Party within one week after the Effective Date.  Each Party shall have the right at any time and from time to time to designate a replacement, on a permanent or temporary basis, for any or all of its previously-designated members of the Steering Committee.  At the beginning of each calendar year during the Term, each Party shall appoint one of its designees to serve as a Co-Chair of the Steering Committee.  The initial Co-Chairs shall be designated by each Party within one week after the Effective Date.

(b)           Meetings and Procedures.

(i)           The Steering Committee shall meet at least once every six (6) months, and more frequently at the request of either Party or as required to resolve disputes, disagreements or deadlocks, on such dates, and at such places and times, as the Parties shall agree; provided, however, that the Parties shall use their Commercially Reasonable Efforts to cause the first meeting of the Steering Committee to occur within thirty (30) days after the Effective Date.  The two (2) Co-Chairs shall cooperate to send a notice and agenda for each meeting of the Steering Committee to all members of the Steering Committee reasonably in advance of the meeting.  The location of regularly-scheduled Steering Committee meetings shall alternate between the offices of the Parties, unless otherwise agreed.  The members of the Steering Committee also may convene or be polled or consulted from time to time by means of telephone conference, video conference, electronic mail or correspondence and the like, as deemed necessary or appropriate by the Co-Chairs.  The Party hosting any Steering Committee meeting shall appoint one (1) person (who need not be a member of the Steering Committee) to attend the meeting and record the minutes of the meeting in writing.  Such minutes shall be circulated to the members of the Steering Committee promptly following the meeting for review and comment.

(ii)           All decisions of the Steering Committee shall be made by unanimous vote or unanimous written consent of both Parties, with each Party having, collectively among its respective designees, one (1) vote in all decisions.  The members of the Steering Committee shall use Commercially Reasonable Efforts to decide all matters assigned to the Steering Committee under this Agreement or otherwise referred to it by mutual agreement of the Parties; provided, however, that if the members of the Steering Committee are unable to come to a mutual agreement, then  (1) Immtech shall have the right to make any necessary final determination with respect to decisions related to the development and manufacture of the Product (e.g., determining which drug strength to pursue, when to initiate the clinical trial), subject to Exhibit B, and (2) BioAlliance shall have the right to make any necessary final determination with respect to decisions related to the Commercialization of the Product in the Territory (e.g., marketing programs and pricing strategies and designation of product labels).

(c)           Purposes and Powers.  The principal purpose of the Steering Committee shall be to approve the overall strategy for the Parties’ collaboration hereunder and provide guidance and direction as provided herein.  Subject to the express rights of the Parties as set forth herein, the functions of the Steering Committee shall include:

(i)           Acting as liaison between the Parties to ensure that they are informed of the ongoing progress of the Development Program;

(ii)           Reviewing and approving the division of responsibilities between the Parties as set forth herein and as expanded from time to time in furtherance of the goals of the Parties’ collaboration;

(iii)           Reviewing and approving any proposed amendments to the Development Program;

(iv)           Reviewing, consulting on and providing input in respect of activities related to the manufacturing of the Product and the selection of manufacturer(s) of the Product (to the extent not already selected as of the date hereof);

(v)           In accordance with the procedures established above, resolving disputes, disagreements and deadlocks between the Parties, including the other Committees established pursuant to this Agreement; and

(vi)           Performing such other responsibilities as may be assigned to the Steering Committee pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

               2.2           Development Committee.  Within thirty (30) days after the Effective Date, the Parties shall establish a development committee (the “Development Committee”) with responsibility for (i) reviewing proposed changes to the Development Program following Regulatory Approval; and (ii) performing such other duties as may be assigned under this Agreement or as may be delegated to the Development Committee by the Steering Committee.  Each Party shall appoint two (2) designees to the Development Committee each of whom shall have expertise and experience in the areas of pharmaceutical development and manufacturing.  Either Party may replace any or all of its designees on the Development Committee at any time upon written notice to the other Party, and any member of the Development Committee may designate a suitable proxy to perform the functions of that member at any time.  The Development Committee shall meet at least once every calendar quarter during the Development Program, and more frequently at the request of either Party or as required to resolve disputes, disagreements or deadlocks, on such dates, and at such places and times, as the Parties shall agree.  The Development Committee shall seek to act with the unanimous consent of all members of the Development Committee.  In the event that the Development Committee members do not reach consensus with respect to a matter that is within the purview of the Development Committee, the Development Committee designees of each Party shall collectively have one (1) vote for purposes of decision-making hereunder with respect to such matters, with decisions made by unanimous vote of both Parties.  If the votes of the Development Committee are split on any matter, such matter shall be referred to the Steering Committee for decision.

2.3           Commercialization Committee.  Within thirty (30) days after the Effective Date, the Parties shall establish a Commercialization Committee (the “Commercialization Committee”) with responsibility for (i) reviewing and approving medical claims and marketing materials to be used by any Parties in connection with the Product to ensure that the claims made by a Party do not diminish the value of the Product to the other Party and (ii) coordinating the activities of the Parties related to the Commercialization.  Each Party shall appoint two (2) designees to the Commercialization Committee, each of whom shall have expertise and experience in the areas of marketing, promotion, advertising and sales.  Either Party may replace any or all of its designees on the Commercialization Committee at any time upon written notice to the other Party, and any member of the Commercialization Committee may designate a suitable proxy to perform the functions of that member at any time.  The Commercialization Committee shall meet at least once every six (6) months, and more frequently upon the mutual agreement of the Parties if necessary to resolve disputes, disagreements or deadlocks.  The Commercialization Committee shall seek to act with the unanimous consent of its members.  In the event that all of the Commercialization Committee members do not reach consensus with respect to a matter that is within the purview of the Commercialization Committee, the Commercialization Committee designees of each Parties shall collectively have one (1) vote for purposes of decision-making hereunder with respect to such matters, with decisions made by unanimous vote of both Parties.  If the votes of the Commercialization Committee are split on any matter, such matter shall be referred to the Steering Committee for decision.

2.4           Expenses.  Each Party shall be responsible for all travel and related costs and expenses for its members and approved invitees to attend meetings of, and otherwise participate on, the Steering Committee, Development Committee and/or Commercialization Committee.

2.5           Nondisclosure Agreement.  All designees of each Party serving on the Steering Committee, Development Committee and/or the Commercialization Committee shall as a condition to such service execute a nondisclosure agreement in form and substance reasonably satisfactory to the Parties.

ARTICLE III

DEVELOPMENT PROGRAM

3.1           Immtech Responsibility and Control.  Subject to the Development Program and the other terms and conditions contained in this Agreement, Immtech shall have control over all aspects of the Development Program, including planning, strategy, administrative management, and fiscal control; provided, however, that Immtech shall include BioAlliance in such efforts as expressly provided in this Agreement and otherwise in at least a consultative capacity.  The Development Program shall be coordinated from the facilities of Immtech.  Immtech shall keep BioAlliance apprised of the status of the Development Program through the Development Committee and, as appropriate, the Steering Committee.  Immtech shall comply, and shall require all of its Third Party agents and contractors, if any, to comply, with all applicable laws in the conduct of the Development Program.  BioAlliance shall have the right, through the Development Committee and the Steering Committee, to actively participate in planning, strategy, evaluation and management with respect to clinical trials of the Product in the United States conducted under the Development Program, including input regarding patient recruitment, and Immtech shall discuss, consider and, as appropriate, implement the reasonable suggestions and recommendations of BioAlliance with regard to such clinical trials of the Product.  Immtech shall reimburse BioAlliance on a quarterly basis for direct and indirect costs and expenses incurred by BioAlliance in accordance with the budget set forth in the Development Program for costs associated with planning, strategy, evaluation and management with respect to the Phase III Clinical Trials of the Product for the treatment of PCP in the United States.  BioAlliance will provide a written invoice to Immtech for such costs and expenses on a quarterly basis, and Immtech will reimburse BioAlliance for such costs and expenses incurred during the quarter within sixty (60) days after receipt of invoice.

3.2           Development Program.  Immtech shall use Commercially Reasonable Efforts to conduct the development and regulatory activities with respect to the Product in accordance with the Development Program.  Notwithstanding the foregoing or any other provision of this Agreement, the Parties acknowledge and agree that (a) the Development Program is experimental in nature; and (b) neither Party provides any guaranty that the Development Program will be successful or that Regulatory Approval will be obtained for the Product.  During the Term, Immtech may revise the Development Program at any time and from time to time, subject to Section 2.1 and Exhibit B.

3.3           Clinical Activities and Regulatory Approval in the Territory.

(a)           Conduct.  Under Immtech’s direction and control, BioAlliance agrees to use Commercially Reasonable Efforts to conduct required clinical trials of the Product and obtain Regulatory Approval in accordance with the Development Program in the Territory.  Specifically, BioAlliance will fund all clinical development required to obtain Regulatory

Approval of the Product in the Major EU Markets.  The amount of Royalty owed by BioAlliance to Immtech under Section 5.2(b) will be reduced in an amount not to exceed 50% per period, until BioAlliance has recouped 50% of the expenses (including Third Party costs) reasonably incurred by BioAlliance in connection with the clinical development of the Product or obtaining Regulatory Approval of the Product in the Territory.  For clarification, once the Parties have agreed to development and regulatory activities to be conducted by BioAlliance in the Territory, BioAlliance shall have control over any decisions relating to implementation of such activities, including any such matters that involve patient safety.

(b)           Regulatory Submissions.  The Parties acknowledge that the Product has not been reviewed or approved for sale or use for any purpose by any governmental or regulatory body.  With Immtech’s input and approval (not to be unreasonably withheld or delayed), BioAlliance shall prepare any required application(s) for Regulatory Approval in the Territory, and BioAlliance shall bear the costs of the registration of the Product in the Territory.  Immtech shall own, in its entirety, all clinical data and reports related to Product Studies including clinical trials for the Product, which shall be included in the Immtech Technology.  At all times both prior to and following Regulatory Approval, (i) BioAlliance shall inform Immtech of all communications with the required regulatory agencies in the Territory with respect to the Product, and (ii) provide copies of all proposed regulatory agency submissions for the Product to the Development Committee prior to their submission.  The Parties shall cooperate in good faith with respect to, and BioAlliance shall use its Commercially Reasonable Efforts to enable representatives of Immtech to attend all formal meetings with the regulatory agencies relating to, Regulatory Approval of the Product.  The Parties shall cooperate in good faith with respect to the conduct of any inspections by any regulatory authority of a Party’s site and facilities related to the Product.  To the extent either Party receives written or material oral communication from any regulatory authority relating to any Regulatory Approval process with respect to the Product, the Party receiving such communication shall notify the other Party and provide a copy of any written communication as soon as reasonably practicable.

3.4           Development Program Funding.  If BioAlliance determines to pursue any clinical development in respect of the Product following Regulatory Approval, including any development for PCP prophylaxis or any other PCP indication, the development costs in respect thereof shall be the responsibility of BioAlliance, subject to the royalty reduction for such costs provided in Section 3.3(b).

3.5           Development Program Reporting.  Each Party shall (a) provide the other Party at regularly scheduled meetings of the Development Committee with summary updates regarding the progress of the Development Program and Regulatory Approval process activities being conducted by the reporting Party, (b) advise the other Party of any unforeseen material problems or delays encountered since the date of its last report in connection with the Development Program, and (c) provide the other Party as soon as reasonably practicable with such other material information as such other Party may reasonably request in writing from time to time with respect to the status of the Development Program.

ARTICLE IV

LICENSE

4.1           Grant to BioAlliance.  Subject to the other provisions of this Agreement, Immtech hereby grants to BioAlliance and its Affiliates an exclusive (subject to the co-exclusive rights provided in the last sentence of this Section 4.1), royalty-bearing license, under Immtech Technology to carry out its rights and obligations set forth in this Agreement to develop, use, market, offer for sale, sell, have sold, distribute and import the Product in the Territory. BioAlliance may sublicense its rights under this Agreement without the prior written consent of Immtech; provided that any such sublicense is (i) not to a person or entity directly competing with Immtech, The Consortium consisting of  The University of North Carolina at Chapel Hill, Auburn University, Duke University or Georgia State University Research Foundation, Inc. in the discovery, development, or commercialization of anti-parasitic and anti-infective drugs, and (ii) in accordance with the terms and conditions of this Agreement, including, without limitation, Articles VII, VIII and XI. BioAlliance shall provide Immtech with a copy of any such sublicense agreement within thirty (30) days of the full execution and delivery by the sublicensee of such sublicense agreement to BioAlliance.  BioAlliance shall use Commercially Reasonable Efforts to enforce its rights under each such sublicense agreement.  In the event that there are one or more sublicense agreements still in force upon the termination or expiration of this Agreement, other than a termination due to a breach of such sublicense agreement by the sublicensee, Immtech will negotiate with such sublicensee in good faith regarding the grant of a license by Immtech directly to such sublicensee under a new agreement.  Immtech retains all rights to Immtech Technology except to the extent explicitly granted to BioAlliance hereunder. Notwithstanding the foregoing, Immtech retains the right to manufacture the Product.  BioAlliance will use Commercially Reasonable Efforts to commercialize the Product in the Major EU Markets within twenty-four (24) months of initial European Union registration (or such longer period as the Parties may agree in light of the requirements of any regulatory authority in the Territory, such agreement not to be unreasonably withheld). If commercial sales do not occur in each of the Major EU Markets within such time period, at Immtech’s option, license rights within such country will revert to Immtech and this Agreement shall remain in full force effect in all other countries in the Territory.

4.2           Information Transfer.  Promptly after the Effective Date, Immtech shall disclose to BioAlliance in writing, or via mutually acceptable electronic media, copies or reproductions of all Immtech Know-How, not previously disclosed to BioAlliance, reasonably necessary in order to enable BioAlliance to exploit its rights granted under Section 4.1.  In addition, during the Term, Immtech shall promptly disclose to BioAlliance in writing, or via mutually acceptable electronic media, on an ongoing basis, copies or reproductions of all new Immtech Know-How that is reasonably necessary in order to enable BioAlliance to exploit its rights granted under Section 4.1.  Such Immtech Know-How and other information shall be automatically deemed to be within the scope of the licenses granted herein without payment of any additional compensation.

4.3           Agreement Not to Genericize. BioAlliance recognizes and acknowledges the value of the Immtech Know-How disclosed under this Agreement and the Immtech Technology to which BioAlliance is granted a license under this Agreement.  Accordingly, BioAlliance agrees that (i) it will not attempt to copy or design around the Product or any product containing pafuramidine during the Term, and if this Agreement is terminated early by Immtech under Sections 12.2 or 12.3 or by BioAlliance under Section 12.4, for two years immediately following such termination if the Product is still commercially available by Immtech, or any of Immtech’s Affiliates or sublicensees, and (ii) it will not during the Term attempt to sell any product containing pafuramidine outside the confines of this Agreement, without express written agreement from Immtech.

4.4           Sales in the Territory. To the extent not otherwise prohibited by law, neither Immtech nor its Affiliates or licensees (other than BioAlliance) will sell the Product to customers inside the Territory or to any Third Party that Immtech has reasonable grounds to believe are likely to import the Product into the Territory.  If Immtech becomes aware that a Third Party outside the Territory is exporting the Product acquired from Immtech or any Affiliate or licensee (other than BioAlliance) to a country within the Territory, then Immtech shall use Commercially Reasonable Efforts within its legal rights and the remedies afforded by applicable laws to deter such Third Party from continuing such exportation.  All inquiries or orders received by Immtech for the Products to be distributed within the Territory shall be referred to BioAlliance.

4.5           New Indication Rights.

(a)           Notice.  The Parties acknowledge that Immtech is currently pursuing new indications for pafuramidine. If, following the Effective Date, Immtech determines that pafuramidine can be used for the treatment and/or prophylaxis of malaria or any other indication, Immtech shall, prior to instituting any Phase III development program in respect thereof, provide BioAlliance with a one-time written notice of information reasonably available to Immtech, including an estimate of the cost for developing and obtaining regulatory approval therefor, that is reasonably required by BioAlliance to assess its interest in exercising the rights granted under this Section 4.5 (“Immtech’s Written Notice”).

(b)           Right to Include Malaria. If Immtech’s Written Notice provided pursuant to Section 4.5(a) above relates to the use of pafuramidine for the treatment and/or prophylaxis of malaria, Immtech’s Written Notice shall be accompanied by copies of any minutes of teleconferences or meetings with the FDA and/or EMEA reflecting direction on the required development of pafuramidine for prevention of malaria (and, if proposed by Immtech, treatment of malaria) and all relevant information regarding such proposed development and the budget therefor. Upon receipt of Immtech’s Written Notice, BioAlliance shall have sixty (60) days in which to provide written notice to Immtech that BioAlliance would like to include the prevention of malaria (and, if proposed by Immtech, treatment of malaria) within the scope of this Agreement upon the terms and conditions set forth in the attached Exhibit B. Upon receipt of BioAlliance’s written notice, the terms and conditions set forth in Exhibit B shall become effective and shall be deemed to be incorporated within and made a part of this Agreement.

(c)           Right of First Offer for Other Indications.  The delivery of Immtech’s Written Notice pursuant to Section 4.5(a) above with regard to development of pafuramidine for any indication other than prevention or treatment of malaria shall automatically grant to BioAlliance a one-time exclusive option (the “Option”) to enter into an agreement with Immtech for a license to permit BioAlliance and its Affiliates to market, offer for sale, sell, have sold and import pafuramidine for such additional indication in the Territory (the “New License Agreement”).  BioAlliance shall have ten  (10) days from receipt of such notice to (i) exercise the Option by sending written notice to Immtech of its intent thereof or (ii) reject the Option, in either case at which time the following shall occur:

(i)           If BioAlliance exercises the Option, the Parties shall have sixty (60) days from the date of exercise of the Option to negotiate in good faith a New Licensing Agreement.  If, following such sixty (60) day period, the Parties have not executed the New Licensing Agreement, Immtech may, but shall not be obligated to, offer such license for pafuramidine to a Third Party; provided that, if Immtech proposes to offer or enter into a license for pafuramidine for the same indication with a Third Party on principal financial terms that in the aggregate are more favorable to the licensee than those principal financial terms last offered by BioAlliance when compared using a discounted cash flow of milestones, royalties, and any other payments utilizing the London Interbank Offered Rate (LIBOR) rate plus 10%, then Immtech  shall notify BioAlliance of the principal financial terms offered to such Third Party and BioAlliance shall have ten (10) days in which to enter into a New Licensing Agreement on such terms; and

(ii)           If BioAlliance rejects the Option, or does not inform Immtech of its intent to exercise the Option within the ten (10)-day period, Immtech may, but shall not be obligated to, offer such license to a Third Party.

ARTICLE V

PAYMENTS

5.1           Upfront Payment.  In consideration for the execution and delivery of this Agreement by Immtech, BioAlliance shall pay Immtech a fully earned, non-refundable, non-creditable license fee in the amount of US$3,000,000 by wire transfer of immediately available funds upon execution and delivery of this Agreement.

5.2           Subsequent Payments

(a)           Milestone Payments.  Subject to the terms and conditions of this Agreement, upon the achievement of certain milestones, BioAlliance shall make fully earned, non-refundable, non-creditable payments to Immtech by wire transfer of immediately available funds as follows:

Regulatory Milestones:

(i)	Upon [****];

(ii)	Upon [****];

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934.  Material filed separately with the Securities and Exchange Commission.

Sales Milestones:

(i)	Upon first achieving [****] in annual sales of the Product in the Territory, [****];

(ii)	Upon first achieving [****] in annual sales of the Product in the Territory, [****];

(b)           Royalty. In addition to the milestone payments set forth in Section 5.2(a), subject to the terms and conditions of this Agreement, BioAlliance shall additionally be obligated to make the following payments based on Net Sales for a calendar year (“Royalty”) to Immtech:

(i)	[****];

(ii)	[****];

(iii)	[****];

(c)           Royalty Reduction. In addition to the reduction in the Royalty under Section 3.3(a), in the event that one or more licenses from one or more Third Parties (excluding any licensee of Immtech) to any issued patents covering the composition of matter or use of the Product for a particular Indication are required by BioAlliance or its Affiliates in order to use, market, offer to sell, sell, have sold or import the Product for such Indication under this Agreement (hereinafter “Third Party Patent Licenses”), then BioAlliance will have the right upon the approval of Immtech, which approval shall not be unreasonably withheld, to obtain a license from such Third Party and offset [****] of any royalty actually paid to such Third Party by reducing the Royalty due to Immtech by [****] in any calendar quarter; provided, however, that in no event shall the Royalty owed to Immtech be reduced by more than [****] in any calendar quarter as a result of the reductions set forth in Section 3.3(a) and this Section 5.2(c); provided further that the amount of any such reduction under Section 3.3(a) or this Section 5.2(c) that is not applied because of the limitation in the preceding proviso may be carried forward to future quarters.

(d)           Royalty Period. The Royalty shall be payable upon a country-by-country basis during the Royalty Period.  At the end of the Royalty Period in a given country, BioAlliance’s licenses pursuant to Section 4.1 shall become a fully paid-up, perpetual license in such country.

(e)           Reduction in Royalty Rate.  If, at any time during the Royalty Period, BioAlliance notifies Immtech in writing that there is no valid claim other than a method claim of the Immtech Patents in a country in the Territory in which the Product is sold by BioAlliance, including any Affiliate or sublicensee of BioAlliance, and there is no Exclusivity Period then in effect with respect to the Product in such country, or that such circumstances are expected to

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934.  Material filed separately with the Securities and Exchange Commission.

occur during the twelve (12) months following such notice, and a generic version of the Product is being marketed and sold in such country, then the Parties will meet following such notice to negotiate in good faith a reduction in the Royalty rates set forth in Section 5.2(b) that is commercially reasonable under such circumstances, and, if the Parties are unable to reach agreement on such matter, BioAlliance shall have the right to discontinue its sales of the Product in such country and its discontinuation of such sales shall not constitute a breach of this Agreement.

(f)           Combination Products.  In the event that Immtech intends to offer the Product as part of a system or in combination with another product containing one or more of the active ingredients (the “Combination Product”) during the Term of this Agreement, Immtech will notify BioAlliance and the Parties will discuss whether this Agreement will be amended to allow BioAlliance to distribute such Combination Product.

5.3           Payment Procedures.

(a)           Manner of Payment.  Remittance of payments under Article V will be made by means of wire or electronic transfer to Immtech’s account in a bank in the United States to be designated by Immtech.

(b)           Payments and Reports.  All amounts payable to Immtech under this Agreement shall be paid in U.S. Dollars.  The Royalty shall accrue at the time of sale of the Product to a Third Party.  Royalty obligations that accrue during a calendar quarter shall be paid within sixty (60) days after the end of such calendar quarter, and other payments owing shall be made as specified herein.  Each Royalty payment due to Immtech shall be accompanied by a report listing the gross invoiced sales of the Product sold during such period and the calculation of Net Sales based on such sales, including all other information necessary to determine the appropriate amount of such Royalty payments, and any additional information or reports required under this Agreement.

(c)           Records and Audit.  For a period of three (3) years after the Royalty period to which the records relate, BioAlliance shall keep complete and accurate records pertaining to the sale or other disposition of the Product in sufficient detail to permit Immtech to confirm the accuracy of all payments due hereunder.  Immtech shall have the right to cause an independent, certified public accountant to audit such records to confirm the Net Sales and Royalty payments; provided, however, that such auditor shall not disclose BioAlliance’s Confidential Information to Immtech, except to the extent such disclosure is necessary to verify the amount of Royalty and other payments due under this Agreement.  Such audits may be exercised once a year, within three (3) years after the Royalty period to which such records relate, upon notice to BioAlliance and during normal business hours.  Any amounts shown to be owing by such audits shall be paid promptly.  Immtech shall bear the full cost of such audit unless such audit discloses a variance in the amounts paid by BioAlliance of more than five percent (5%) from the amount of Royalty and/or other payments actually owed for the period audited.  In such case, BioAlliance shall bear the full cost of such audit.  The terms of this Section 5.4(c) shall survive any termination or expiration of this Agreement for a period of three (3) years.

ARTICLE VI

MANUFACTURE AND SUPPLY; COMMERCIALIZATION

6.1           Supplies.

(a)           Immtech shall manufacture or cause to be manufactured all Clinical Supplies of Product for the Development Program, including the completion of pre-clinical work and human clinical trials necessary for registration in the Territory, pursuant to the Supply Agreement.

(b)           Immtech has established a commercial manufacturing process and for manufacturing or causing to be manufactured commercial supplies of the Product at the scale and in the amounts required to meet BioAlliance’s sales forecast, pursuant to the Supply Agreement.

(c)           BioAlliance shall acquire the Product from Immtech at the Transfer Price, provided, however, that, with respect to any quantities of Product BioAlliance or its Affiliates or sublicensees purchases for use in Product Studies in the Territory or distributes as samples to persons in the medical profession, BioAlliance shall acquire such quantities from Immtech at the Direct Cost.  BioAlliance shall pay Immtech for Product within sixty (60) days of receipt of such Product (unless rejected in accordance with the Supply Agreement).

6.2           Commercialization.  Subject to the rights and input of the Commercialization Committee, BioAlliance shall have responsibility for all Commercialization activities, including developing strategies and tactics related to the advertising, promotion, marketing and selling the Product in the Territory.  BioAlliance shall, at all times during the Term, use Commercially Reasonable Efforts equal to those committed to products of similar size and expected value to seek to Commercialize the Product in the Territory for those formulations and indications for which BioAlliance is commercializing Product without Immtech.

(a)           BioAlliance Activities.  It shall be BioAlliance’s sole right and responsibility in the Territory, in consultation with Immtech, to (i) determine the commercially reasonable launch dates for the Product, (ii) develop advertising and promotional materials related to the Product, (iii) book sales for the Product, (iv) handle all returns of the Product, (v) handle all aspects of order processing, invoicing and collection of receivables for the Product, (vi) collect data regarding sales to hospitals and other end users of the Product, (vii) monitor inventory levels of the Product, (viii) provide first line customer support and pharmacovigilance (and after such initial support, pharmacovigilance support shall be handled in accordance with Article IX), and (ix) warehouse the Product.

(b)           Pricing.  BioAlliance shall have the right and responsibility to determine the prices for the Product and any discounts and rebates that may be offered thereto, including decisions relating to customer allowances and credits.

ARTICLE VII

CONFIDENTIAL INFORMATION

7.1           Treatment of Confidential Information.  Each Party agrees to retain in strict confidence and not to disclose, divulge or otherwise communicate to any other person or entity any Confidential Information of the other Party, whether received prior to or after the Effective Date, and further agrees not to use any such Confidential Information for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, except that each Party may disclose Confidential Information of the other Party to the officers, directors, employees, agents, accountants, attorneys, consultants, subcontractors or other representatives of the receiving Party or its Affiliates (the “Representatives”), who, in each case, (a) need to know such Confidential Information for purposes of the implementation and performance by the receiving Party of this Agreement and (b) will use the Confidential Information only for such limited purposes.  Each Party hereby agrees to use at least the same standard of care in complying with its confidentiality obligations hereunder as it uses to protect its own Confidential Information of comparable sensitivity (but no less than reasonable care) and to exercise reasonable precautions to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its Representatives.  Each Party warrants that each of its Representatives to whom any Confidential Information is revealed shall previously have been informed of the confidential nature of the Confidential Information and shall have agreed to maintain its confidentiality under terms no less restrictive than those set forth in this Article VII.  Without limiting the generality of any of the foregoing, each Party agrees not to make any disclosure of Confidential Information of the other Party that would be reasonably likely to impair such other Party’s ability to obtain U.S. or foreign patents on any patentable invention or discovery described or otherwise embodied in such Confidential Information.  The Confidential Information of each Party includes information from Third Parties disclosed by one Party to this Agreement to the other Party to this Agreement.

7.2           Release from Restrictions.

(a)           The provisions of Section 7.1 shall not apply to any Confidential Information disclosed hereunder to the extent that such Confidential Information is required to be disclosed by the receiving Party to defend or prosecute litigation or to comply with applicable laws or regulations, including filing an Information Disclosure Statement with the U.S. Patent and Trademark Office or any other patent office, or pursuant to an order of a court or regulatory agency, provided that the receiving Party shall provide prior written notice of such disclosure to the other Party and shall take actions as are reasonable and lawful to avoid and/or minimize the degree of such disclosure, including assisting the other Party in seeking a protective order or other means for preventing disclosure or use.  To the extent, if any, that a Party concludes in good faith that it is required by applicable laws or regulations to file or register this Agreement or a notification thereof with any governmental authority, including the U.S. Securities and Exchange Commission, such Party may do so, and the other Party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith.  In such situation, the filing Party shall request confidential treatment of sensitive provisions of the Agreement to the extent permitted by law.  The Parties shall promptly inform each other as to the activities or inquiries of any such governmental authority relating to this Agreement, and shall cooperate to respond to any request for further information therefrom.

(b)           A Party may disclose this Agreement to a Third Party in connection with or in conjunction with a proposed merger, consolidation, sale of assets that include those related to this Agreement, an assignment of this Agreement or loan financing, raising of capital, or sale of securities, provided that the disclosing Party obtains an agreement for confidential treatment thereof, except in the case where after reasonable efforts such Party is unable to obtain such agreement.

7.3           No Implied Rights.  Except as otherwise set forth in this Agreement, nothing herein shall be construed as giving either Party any right, title, interest in or ownership of the Confidential Information of the other Party.  For the purposes of this Agreement, specific information disclosed as part of Confidential Information shall not be deemed to be in the public domain or in the prior possession of the receiving Party merely because it is embraced by more general information in the public domain or by more general information in the prior possession of the receiving Party.

7.4           Survival of Confidentiality Obligations.  The confidentiality obligations of the Parties contained in this Article VII shall remain binding on both Parties during the Term and for a period of five (5) years after the termination of this Agreement, regardless of the cause of such termination.  The Parties acknowledge that any breach of this Article VII will constitute irreparable harm, and that the non-breaching Party shall be entitled to specific performance or injunctive relief to enforce this Article VII in addition to whatever remedies such Party may otherwise be entitled to at law or in equity.

7.5           Superseding Prior Confidentiality Agreement.  The provisions of this Article VII shall supersede the Confidentiality Agreement between the Parties dated October 26, 2006, with respect to the subject matter hereof, and shall establish the sole obligations of confidentiality and nonuse of Confidential Information received by a Party prior to or after the Effective Date.

ARTICLE VIII

PATENT PROSECUTION AND ENFORCEMENT

8.1           Inventions.  All Inventions shall be the sole and exclusive property of Immtech.  BioAlliance, including BioAlliance’s Affiliates and sublicensees, shall disclose in writing to Immtech any Invention made by one or more employees or contractors of BioAlliance including BioAlliance’s Affiliates and sublicensees, within thirty (30) days of BioAlliance’s written receipt of a disclosure for such Invention.  All subject inventors of such Inventions shall cooperate to the extent necessary to assist Immtech in the preparation, filing and prosecution of any patent, copyright, or other applications related to any Invention, including the filing of all papers necessary to perfect Immtech’s ownership of said Invention.  All resulting patent applications and patents that claims any Invention will immediately, and without further action of the Parties, (i) be deemed to be Immtech Patents and listed in Schedule 1.1 and (ii) be exclusively licensed to BioAlliance in accordance with the terms of this Agreement; provided, however, that in no event will BioAlliance owe any additional Royalty with respect to any Invention made by one or more employees or contractors of BioAlliance or any Patents that claim such Invention.

8.2           Patent Prosecution and Maintenance.  All Patents shall be controlled and maintained by Immtech, at Immtech’s expense.

8.3           Infringement.

(a)           BioAlliance and Immtech shall inform each other promptly in writing of any alleged or suspected infringement by a Third Party of any of Immtech Technology or Program Developments related to the Product, and of any available evidence thereof.

(b)           Subject to Sections 8.3(c), 8.3(d), and 8.3(e), BioAlliance may, at its sole option and expense, prosecute the infringement of any Immtech Technology or Program Developments related to the Product in the Territory.

(c)           In the event that a Third Party infringes or constructively infringes Immtech Technology or Program Developments relating to the Product in the Territory (a “Product Infringement”), then the Parties shall discuss whether or not to institute an infringement action with respect to such Product Infringement.  Subject to Section 8.3(d), BioAlliance shall have the right to institute such a suit and control the prosecution, settlement or compromise thereof.  At Immtech’s option, Immtech may request to be joined as a Party in such Product Infringement action and BioAlliance shall execute all papers and perform such acts as may be reasonably required in respect thereof.  Immtech shall, at the request and expense of BioAlliance, be joined as a party in such Product Infringement action, provide reasonable cooperation and, to the extent possible, Immtech shall have its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like regardless of whether Immtech has joined such suit.  BioAlliance shall bear all the costs of such a suit.  If BioAlliance initiates litigation of such Product Infringement pursuant to this Section 8.3(c), Immtech shall not make any admission to invalidity or unenforceability in respect thereof without the prior consent of BioAlliance.

(d)           If a Third Party infringes or constructively infringes Immtech Technology or Program Developments relating to indications for pafuramidine that are not within the scope of the Product, Immtech shall have the right to institute a suit and control the prosecution, settlement or compromise thereof.  Immtech shall bear all the costs of such a suit.  At BioAlliance’s option, BioAlliance may request to be joined as a Party in such litigation, provided, however, that BioAlliance’s joining of such action shall not affect Immtech’s control thereof.  BioAlliance shall, at the request of Immtech, provide reasonable cooperation and, to the extent possible, BioAlliance shall have its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like regardless of whether BioAlliance has joined such suit.  BioAlliance shall have the right to select, at BioAlliance’s expense, separate counsel to participate in such suits on BioAlliance’s behalf.  If Immtech fails to bring any such suit relating to infringement of Immtech Technology or Program Developments relating to non-PCP indications for pafuramidine in the Territory within (a) ninety (90) days following the notice of alleged infringement or (b) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such suit, whichever comes first, and such failure may adversely affect the rights granted to BioAlliance hereunder, BioAlliance shall have the right to bring and control any such suit at its own expense and by counsel of its own choice, and Immtech shall have the right, at its own expense, to be represented in any such suit by counsel of its own choice.

(e)           Within thirty (30) days of being notified of alleged or suspected Product Infringement (but in any event no later than twenty (25) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such suit), BioAlliance shall either (i) institute a suit for Product Infringement pursuant to Section 8.3(c) or (ii) notify Immtech that (A) it has a legally relevant belief that it is in the Parties’ interest to not institute such suit within such time and (B) it intends to institute such a suit in the future.  If Immtech agrees with BioAlliance’s assessment and intent to bring such suit in the future, BioAlliance shall have the right to institute such suit in accordance with Section 8.3(c).  If Immtech provides BioAlliance with written notice within five (5) days of receipt of the notice from BioAlliance in accordance with the foregoing clause (ii) that it does not reasonably agree with such assessment, then BioAlliance may institute such suit within ten (10) days of receipt of such notice from Immtech and such suit shall be governed by Section 8.3(c); provided, however, that if BioAlliance determines not to institute such suit within ten (10) days of receipt of such notice from Immtech, then Immtech may, at its option and expense, institute and litigate such Product Infringement.  In any such infringement suit Immtech may institute to enforce Immtech Technology or Program Developments, BioAlliance shall provide reasonable cooperation and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like.  If Immtech initiates litigation of such Product Infringement pursuant to this Section 8.3(e), BioAlliance shall not make any admission to invalidity or unenforceability in respect thereof without the prior consent of Immtech.  BioAlliance may join Immtech as a Party, and Immtech shall execute all papers and perform such acts as may be reasonably required, at the expense of BioAlliance.

(f)           Neither Party shall have the right to settle any patent infringement suit under this Section 8.3 in a manner that diminishes the rights or interests of the other Party without the prior written consent of the other party, which shall not be unreasonably withheld.  Any royalties, payments, damages, expenses, fees or other awards (collectively “Damages”), received by BioAlliance and/or Immtech as a result of an infringement suit contemplated by this Section 8.3, whether through judgment or settlement, shall first be used to reimburse each Party for its expenses associated with such infringement suit.  Thereafter, (i) [****] , (ii) if Immtech shall have been in control of such suit pursuant to Section 8.3(e), Immtech shall be entitled to [****] of the remainder, unless BioAlliance  has chosen, after the initiation of such suit, to join as a Party to such suit, in which case any remainder shall be shared by the Parties [****] and (iii) if Immtech shall have been in control of such suit pursuant to Section 8.3(d), any remainder shall be shared according

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934.  Material filed separately with the Securities and Exchange Commission.

to each Party’s harm as indicated by the ratio of sales of the Product as compared to the sales of the products of the other Party or Parties.  The appropriate share of the Damages shall be paid to the other Party (or Parties), as applicable, as soon as practicable following receipt of the Damages.

(g)           In the event that a declaratory judgment action alleging invalidity or non-infringement of any Immtech Technology or Program Developments related to the Product shall be brought by a Third Party in the Territory against BioAlliance or against Immtech and BioAlliance, BioAlliance, at its option, shall have the right, within thirty (30) days after commencement of such action (but in any event no later than ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for responding to such action), as applicable, to take over the defense of the action at its own expense. Immtech will have the option of joining in such suit.  In the event the declaratory judgment action states a count specifically against Immtech, Immtech, at its option, shall have the right to direct and control litigation related to such count.  In the event that BioAlliance does not so elect to take over the defense of the action at its own expense, Immtech shall be free to proceed and solely control such defense.  Neither Party shall have the right to settle any action under this Section 8.3(g) in a manner that diminishes the rights or interests of the other Party without the prior written consent of the other party, which shall not be unreasonably withheld.  To the extent that any Damages become payable to any Third Party as a result of such action, whether through judgment or settlement, the Parties shall bear such Damages according to each Party’s share of the liability in causing such Damages, and shall contribute such share as promptly as practicable.  Any Damages received by Immtech and/or BioAlliance as a result of such action, whether through judgment or settlement, shall first be used to reimburse each Party for its expenses associated with such infringement suit not otherwise reimbursed, and then any remainder shall belong to the Party that brought and controlled such action, subject to payment to Immtech of the then-applicable Royalty provided in Section 5.2(c) with respect to any such remainder belonging to BioAlliance, which shall be counted as part of the Net Annual Sales.

(h)           In the event that a Third Party institutes any suit against BioAlliance and/or Immtech for patent infringement related solely to the Product, the Party sued shall promptly notify the other Party in writing.  Immtech shall have the right to control any defense of any such claim involving alleged infringement of Third Party rights by Immtech’s activities under this Agreement at Immtech’s expense and using counsel of Immtech’s choice.  BioAlliance shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  BioAlliance shall have the right to control any defense of any such claim involving alleged infringement of Third Party rights by BioAlliance’s activities under this Agreement at BioAlliance’s expense and using counsel of BioAlliance’s choice.  Immtech shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  Each Party shall, at the other's request, provide to the other Party reasonable assistance and cooperation with respect to any such suit.  Neither Party shall have the right to settle any action under this Section 8.3(h) in a manner that diminishes the rights or interests of the other Party without the prior written consent of the other party, which shall not be unreasonably withheld.  To the extent that any Damages become payable to any Third Party whether as a result of judgment or through settlement of such suit, [****].

(i)           If either Party becomes aware of a patent or patent application that, when issued, might provide a basis for a Third Party’s argument that its valid rights are being infringed by the manufacture, use or sale of the Product hereunder, then such Party shall promptly inform the other Party of such patent or patent application, and the Parties shall cooperate with each other so that each Party can determine whether valid rights of a Third Party are likely to be infringed by the manufacture, use or sale of the Product hereunder.

(j)           If either Parties believes that a license from a Third Party is necessary to avoid infringement of patents of the Third Party, the Steering Committee shall: 1) determine whether or not to seek such a license, 2) appoint a negotiator to negotiate the terms of such a license, 3) determine whether or not to enter into such a license as negotiated by the negotiator, and 4) determine how the expenses of such a license shall be borne by the Parties.  If the Steering Committee cannot agree with regard to any responsibility set forth in the preceding sentence, such issue shall be determined accordance with Section 13.5.

ARTICLE IX

ADVERSE EXPERIENCES

9.1           Notification.  The Parties shall, during the Term, keep each other promptly and fully informed of all of their pharmacological, toxicological and clinical trials, investigations and findings relating to the Product.  Adverse Drug Events (ADEs) and Individual Case Safety Reports (ICSRs) may originate from any source, such as healthcare professionals, regulatory authorities, literature, consumers, patients, lawyers, clinical studies (including post-marketing surveillance and epidemiological studies), non-interventional studies, patient support programs, registries, internet, preclinical studies (e.g. toxicological studies), etc. Each Party shall use every effort to ensure that all ADE/ICSR or pregnancy reports meet the minimum regulatory criteria for a valid safety report.  BioAlliance shall forward all ADEs/ISCRs received for the Product to Immtech within five (5) calendar days of receipt, except in the case of expedited reports, which BioAlliance will forward to Immtech within two (2) calendars days of receipt. Format for event reporting from BioAlliance to Immtech shall be a copy or facsimile of the source documentation. All event information will be transmitted via fax or secure email. The regulatory reporting time clock for submitting ADE/ICSR and pregnancy reports to Immtech is considered to start on the date when any individual within BioAlliance is first notified of a case report that fulfills the minimum criteria for a case report.

9.2           Reporting.  With regards to the Product, BioAlliance is responsible for preparing and submitting aggregate and individual case regulatory safety reports within the Territory as required by regulatory authorities, and shall submit a copy of all such reports to Immtech. Immtech shall hold and maintain reports of all adverse events and adverse drug reactions, both serious and non-serious, and reports of pregnancies in a database for the Product for preparing and submitting aggregate and single case reports to the FDA for the Product.

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934.  Material filed separately with the Securities and Exchange Commission.

9.3           Literature Reports.  Immtech shall be responsible for screening published scientific and medical literature for ADEs/ICSRs. BioAlliance shall be responsible for notifying Immtech of any relevant ADEs/ICSR that may come to its attention in BioAlliance Territory via local scientific or medical journals, or unpublished scientific or conference papers.  A copy of the article shall be provided at the same time as the report.

ARTICLE X

REPRESENTATIONS AND WARRANTIES

10.1           Representations and Warranties.

(a)           Mutual Representations and Warranties.  Each Party hereby represents and warrants to the other Party that, as of the Effective Date:

(i)           it has full corporate power and authority under the laws of the state and/or country of its incorporation to enter into this Agreement and to carry out the provisions hereunder;

(ii)           this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms;

(iii)           the execution, delivery and performance of this Agreement by it does not materially conflict with any agreement, oral or written, to which it is a Party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it; and

(iv)           to the knowledge of such Party as of the Effective Date (without undertaking any special investigation), there is no claim, action, suit, proceeding or investigation pending or threatened against or affecting the transaction contemplated hereby.

(b)           Representations, Warranties and Covenants of Immtech. Except as set forth on Schedule 10.1(b), Immtech represents, warrants and covenants to BioAlliance as follows:

(i)           As of the Effective Date, neither Immtech nor any of its Affiliates has received any written notice from any person, or has knowledge, of any actual or threatened claim or assertion that (i) Immtech’s or its Affiliates’ development of the Product (including any components of the Product), (ii) any of Immtech’s or its Affiliates’ activities in the development or acquisition of the Immtech Technology, or (iii) the manufacture, use, offer for sale, sale or import of the Product under the Immtech Technology, infringes (or would infringe) or misappropriates any intellectual property rights of any Third Party (including the claims, if issued, of pending patent applications); and Immtech will inform BioAlliance if Immtech receives any such notice during the Term.

(ii)           As of the Effective Date, (i) there is no action or proceeding pending or, to Immtech’s knowledge, threatened, with respect to the Product or the Immtech Technology, including with respect to the conduct of any clinical trials, manufacturing activities or other activities involving the Product, or that questions the validity of this Agreement or any action taken by Immtech in connection with the effectiveness of this Agreement, and (ii) there are no unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against Immtech with respect to the Product, or the Immtech Technology, including with respect to the conduct of any clinical trials, manufacturing activities or other activities involving the Product, in either case that is reasonably likely to have a material adverse effect on the rights granted to BioAlliance hereunder, and Immtech will inform BioAlliance if any of the forgoing occurs during the Term;

(iii)          As of the Effective Date, (i) to the knowledge of Immtech, the use of the Immtech Technology by BioAlliance, Immtech and their respective Affiliates and any permitted contractors, as contemplated by this Agreement, including in the development of the Product (including any components of the Product), and in the manufacture, use, offer for sale, sale or import of the Product including any components of the Product) does not infringe any claim of any issued patent of any Third Party, and (ii) Immtech has no knowledge of any pending patent application, which if issued, would similarly be infringed by the use of the Immtech Technology as contemplated by this Agreement;

(iv)           To the knowledge of Immtech, Immtech has not and will not violate the trade secrets or misappropriate the confidential Information or intellectual property of any third party in connection with the development or manufacturing of the Product or the development or acquisition of the Immtech Technology;

(v)            Immtech has the right to grant the licenses granted to BioAlliance herein, and Immtech owns all right, title and interest in and to, or has a license, sublicense or otherwise permission to use and license, all of the Immtech Technology;

(vi)           Immtech has not as of the Effective Date, and will not during the Term, grant or place any liens, security interests and/or other encumbrances in or on the Immtech Technology that would conflict or interfere (including as due to a default or breach of a third party obligation of Immtech) with the licenses granted to BioAlliance herein;

(vii)          Schedule 1.1 sets forth a true and complete list of all Patents Owned and Controlled by Immtech that claim the Product or the manufacture or use of the Product for the treatment of PCP, human African trypanosomiasis or malaria in the Territory as of the Effective Date;

(viii)        The Immtech Patents and Immtech Know-How licensed to BioAlliance hereunder constitute all intellectual property Owned and Controlled by Immtech that is necessary or useful to develop, use or commercialize the Product for the treatment of PCP in the Territory;

(ix)          As of the Effective Date, none of the Immtech Patents is currently involved in any interference, reissue, reexamination, or opposition proceeding, and neither

Immtech nor any of its Affiliates has received any written notice from any person, or has knowledge, of such actual or threatened proceeding, and Immtech will inform BioAlliance if any of the forgoing occurs during the Term;

(x)           All current, former and future employees and consultants of Immtech and its Affiliates who are, have been or will be substantively involved in the design, review, evaluation or development of Immtech Technology or the Product have executed (or with respect to future employees or consults will execute) written contracts or are otherwise obligated to protect the Confidential Information of Immtech, and to vest in Immtech or its Affiliates exclusive ownership of the Immtech Technology that they invent or develop; and

(xi)           To Immtech’s knowledge, as of the Effective Date, there is no unauthorized use, infringement or misappropriation of any of the Immtech Technology by any Third Party, including any current or former employee or consultant of Immtech and its Affiliates, and Immtech will inform BioAlliance if any of the forgoing occurs during the Term.

(c)           No Debarment.  Immtech has not employed, contracted with or retained, and neither Party shall employ, contract with or retain, any person directly or indirectly to perform any Product Studies or to perform work under the Supply Agreement if such a person (i) is under investigation by the FDA for debarment or is presently debarred by the FDA pursuant to 21 U.S.C. § 335a or its successor provisions, or (ii) has a disqualification hearing pending or has been disqualified by the FDA pursuant to 21 C.F.R. § 312.70 or its successor provisions; and if, during the Term, either Party or any person employed or retained by it to perform Product Studies (x) comes under investigation by the FDA for a debarment action or disqualification, (y) is debarred or disqualified, or (z) engages in any conduct or activity that could lead to any of the above-mentioned disqualification or debarment actions, such Party shall immediately notify the other Party of same.

10.2           Disclaimer.  Except as expressly set forth herein, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, AND IN ALL CASES WITH RESPECT THERETO.  Without limiting the generality of the foregoing, each party expressly does not warrant (a) the success of the Product or (b) the safety or usefulness for any purpose of the technology provided hereunder.

ARTICLE XI

INDEMNIFICATION AND LIMITATION ON LIABILITY

11.1           Indemnification by Immtech.  Subject to Section 11.3, Immtech shall defend, indemnify and hold harmless each of BioAlliance and its Affiliates and its and their respective directors, officers and employees and the successors and assigns of any of the foregoing (each a “BioAlliance Indemnitee”) from and against any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation) (collectively, “Liabilities”) arising, directly or indirectly, out of or in connection with Third Party claims, suits, actions, demands or judgments to the extent relating to or based on Immtech’s gross negligence, willful misconduct, or breach of its representations, warranties or obligations under this Agreement, except, in each case, to the extent BioAlliance has an obligation to indemnify Immtech under Section 11.2.

11.2           Indemnification by BioAlliance.  Subject to Section 11.3, BioAlliance shall defend, indemnify and hold harmless each of Immtech and its Affiliates and its and their respective directors, officers and employees and the successors and assigns of any of the foregoing (each an “Immtech Indemnitee”) from and against any and all Liabilities arising, directly or indirectly, out of or in connection with Third Party claims, suits, actions, demands or judgments to the extent relating to or based upon BioAlliance’s gross negligence, willful misconduct, or breach of its representations, warranties or obligations under this Agreement, except, in each case, to the extent Immtech has an obligation to indemnify BioAlliance under Section 11.1.

11.3           Notice and Procedures.  If an Immtech Indemnitee or a BioAlliance Indemnitee (the “Indemnitee”) intends to claim indemnification under this Article XI, it shall promptly notify the other Party (the “Indemnitor”) in writing of any such alleged Liabilities.  The Indemnitor shall have the right to control the defense thereof with counsel of its choice, provided that such counsel is reasonably acceptable to Indemnitee; and, provided, further, that any Indemnitee shall have the right to retain its own counsel at its own expense, for any reason, including if representation of any Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party reasonably represented by such counsel in such proceeding.  The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any Liabilities covered by this Article XI.  The obligations of this Section 11.3 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably.  The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under this Section 11.3.  It is understood that only Immtech or BioAlliance may claim indemnity under this Article XI (on its own behalf or on behalf of its Indemnitees), and other Indemnitees may not directly claim indemnity hereunder.

11.4           Limitation of Liability.  EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE VII, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided however, that this Section 11.4 shall not be construed to limit either party’s indemnification obligations under Article XI.

ARTICLE XII

TERM AND TERMINATION

12.1           Term.  The term of this Agreement shall commence on the Effective Date and shall expire, unless earlier terminated as provided under Sections 12.2, 12.3 or 12.4, upon the expiration of the last to expire Royalty Period (the “Term”).

12.2           Termination for Breach. If either Party commits a breach or default in the performance or observance of any of its material obligations under this Agreement, and such breach or default continues for a period of ninety (90) days after delivery by the other Party of written notice reasonably detailing such breach or default, then the non-breaching or non-defaulting Party shall have the right to terminate this Agreement, with immediate effect, by giving written notice to the breaching or defaulting Party; provided, however that if such breach (other than failure to make any payment when due) is capable of being cured but cannot be cured within such ninety (90) day period and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable in the circumstances to cure such breach not to exceed an additional ninety (90) day period, provided, however, that in the event of a good faith dispute with respect to the existence of a material breach, the cure period shall be tolled until such time as the dispute is resolved pursuant to Section 13.5 hereof.  The Parties shall retain all rights and remedies (at law or in equity) in respect of any breach hereof.

12.3           Termination for Bankruptcy. This Agreement shall automatically terminate upon the initiation of any proceeding in bankruptcy, reorganization, dissolution, liquidation or arrangement for the appointment of a receiver or trustee to take possession of the assets of either Party or similar proceeding under the law for release of creditors by or against a Party hereto or if a Party hereto shall make a general assignment for the benefit of its creditors.

12.4           Termination by BioAlliance.

(a)           BioAlliance may terminate this Agreement upon thirty (30) days prior written notice to Immtech in the event that the results of the Phase III Clinical Trial of the Product do not demonstrate that tolerance of the Product is superior to the comparator drug used in such trial.

(b)           BioAlliance reserves the right to terminate this Agreement in its entirety at any time effective upon ninety (90) days prior written notice to Immtech in the event BioAlliance reasonably believes issues of safety or efficacy (which arise or become more significant following the Effective Date) are reasonably likely to prevent or materially delay regulatory approval of the Product in the Territory.  Prior to any notice of termination under this Section 12.4, the Parties will discuss such issues for a period of up to thirty (30) days, which discussions shall include a face-to-face meeting of the Chief Executive Officer of Immtech and the Chief Executive Officer of BioAlliance if requested by either Party.  BioAlliance shall have no obligation to develop, promote or sell the Product during either such thirty (30)-day discussion period or ninety (90)-day notice period, if BioAlliance’s intent to terminate is based upon safety issues.  BioAlliance shall have no obligation to pay to Immtech any milestone payment under Section 5.2(a) with respect to a milestone event achieved during such discussion period or notice period; provided that BioAlliance actually terminates the Agreement effective at the end of the ninety (90)-day notice period.

12.5           Effect of Termination.

(a)           Upon the termination of the Agreement by Immtech in accordance with Section 12.2, (i) all rights and obligations of the Parties under this Agreement, including all rights and licenses granted to BioAlliance pursuant to this Agreement, shall automatically and immediately terminate, except as provided in this Section 12.5, and BioAlliance immediately shall discontinue Commercialization of Product and all use of the Immtech Technology; and (ii) BioAlliance shall pay within thirty (30) days after such termination all accrued and unpaid amounts due to Immtech in accordance with the terms of this Agreement (including, if such termination shall occur following the grant of Regulatory Approval, any Sales Milestone payments that have been achieved but not yet paid by BioAlliance, any unpaid Royalty payments and Transfer Price for Product delivered to BioAlliance. Notwithstanding the foregoing, BioAlliance may continue to sell inventory of Product then on hand for an additional period not to exceed six (6) months, and the sale of such Product shall be subject to the terms and conditions of this Agreement.

(b)           Upon the termination or expiration of this Agreement each Party shall return to the other Party, or destroy, at the other Party's request, all Confidential Information of the other Party.

12.6           Surviving Rights.  The obligations and rights of the Parties under Sections 5.2(d) (last sentence), 5.4(c), 8.1, 10.2, 12.5 and 12.6, and Articles I, VII, IX, XI and XIII shall survive termination or expiration of this Agreement.

12.7           Accrued Rights and Surviving Obligations.  The termination or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination or expiration, including any damages arising from any breach hereunder.  Such termination or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

ARTICLE XIII

MISCELLANEOUS

13.1           Entire Agreement; Modification.  This Agreement, together with the schedules and exhibits attached hereto and incorporated herein, constitutes the entire understanding and agreement of the Parties with respect to the subject matter hereof and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether verbal or written, between the Parties with respect to the subject matter hereof.  No modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

13.2           Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and assigns; provided, however, that neither Party shall assign any of its rights and obligations hereunder without the prior written consent of the other Party except to an Affiliate or as incident to the transfer or sale of all or substantially all of the business of such Party relating to the Product to a Third Party, whether by merger, consolidation, reorganization or acquisition of stock or assets or otherwise.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 13.2 shall be null and void.

13.3           Performance by Affiliates.  The Parties recognize that each Party may perform some or all of its obligations under this Agreement through one (1) or more of its Affiliates; provided, however, that each Party shall remain responsible for and shall guarantee such performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against an Affiliate, for any obligation or performance hereunder prior to proceeding directly against such Party.

13.4           Notices.  Any notices given under this Agreement shall be in writing, addressed to the Parties at the following addresses, and delivered by person, by facsimile, or by FedEx or other reputable international courier service.  Any such notice shall be deemed to have been given as of the day of personal delivery, one (1) day after the date sent by facsimile service or on the day of attempted or successful delivery to the other Party confirmed by the courier service.

In the case of Immtech:	Immtech Pharmaceuticals, Inc. One North End Avenue New York, NY 10282 Attn: Eric L. Sorkin, CEO Fax: (212) 791-2917

with a copy to:	Paul, Hastings, Janofsky & Walker LLP 75 E. 55th Street New York, NY 10022 Attn: Keith Miller, Esq. Fax: 212-319-4090

In the case of BioAlliance:	BioAlliance Pharma SA 59, boulevard du Général Martial Valin, 4th Floor 75015 Paris, Franc Attention: Chief Executive Officer Telephone: +33 145 58 71 02 Facsimile: +33 145 58 08 81

with a copy to:	BioAlliance Pharma SA 59, boulevard du Général Martial Valin, 4th Floor 75015 Paris, France Attention: General Counsel

Telephone: +33 145 58 71 03 Facsimile: +33 145 58 08 81

Either Party may change its address for communications by a notice to the other Party in accordance with this Section 13.4.

13.5           Dispute Resolution.  The Parties recognize that a bona fide dispute as to certain matters may, from time to time, arise during the Term that relates to a Party’s rights and/or obligations hereunder.  In the event of the occurrence of such a dispute, either Party may, by written notice to the other Party, have such dispute referred to the respective officers designated below, or their successors, for attempted resolution by good faith negotiation within thirty (30) days after such notice is received.  Such designated officers are as follows:

For Immtech:  Eric L. Sorkin, CEO, Gary Parks, CFO

For BioAlliance:  Dominique Costantini, M.D., CEO; Nicolas Fellman, CFO

In the event that the designated officers are not able to resolve the dispute within such thirty (30)-day period, or such other period of time as the Parties may mutually agree to in writing, each Parties shall have the right to pursue any and all remedies available at law or in equity.

13.6           Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without reference to any rules of conflicts of laws.  The Parties hereby consent to the exclusive jurisdiction of the Federal and State courts of New York and hereby waive any objection to venue or forum laid therein.  The Parties hereby agree that service of process by certified mail, return receipt requested, shall constitute personal service for all purposes hereof.

13.7           Force Majeure.  A Party hereto shall be excused and shall not be held liable or responsible for failure or delay in fulfilling or performing any of its obligations under this Agreement  if such failure or delay is caused by acts of God, acts of the public enemy, fire, explosion, flood, drought, war, terrorists, riot, unavailability of raw material, sabotage, embargo, strikes or other labor disputes, intervention of governmental authority, or by any other event or circumstance of like or different character to the foregoing beyond the reasonable control and without the fault or negligence of the affected Party (a “Force Majeure Event”).  Such excuse shall continue as long as the Force Majeure Event continues.  Upon cessation of such Force Majeure Event, such Party shall promptly resume performance hereunder.  Each Party agrees to give the other Party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof and the extent to which the affected Party will be unable to perform its obligations hereunder.  Each Party further agrees to use reasonable efforts to correct or otherwise address the Force Majeure Event as soon as practicable and to give the other Party prompt written notice when it is again fully able to perform such obligations.

13.8           Independent Contractors.  In making and performing this Agreement, BioAlliance and Immtech act and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between Immtech and BioAlliance.  At no time shall one Party make commitments or incur any charges or expenses for or in the name of the other Party.

13.9           Severability; Waiver.  If one (1) or more of the provisions of this Agreement are held by any court or authority having jurisdiction over this Agreement or either of the Parties to be invalid, illegal or unenforceable, such provision or provisions shall be validly reformed to as nearly as possible approximate the intent of the Parties and, if unreformable, shall be divisible and deleted in such jurisdiction; elsewhere, this Agreement shall not be affected so long as the Parties are still able to realize the principal benefits bargained for in this Agreement.  The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance.  Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Parties.

13.10         Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.11         Cumulative Rights.  The rights, powers and remedies hereunder shall be in addition to, and not in limitation of, all rights, powers and remedies provided at law or in equity, or under any other agreement between the Parties.  All of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.

13.12         Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which shall constitute together the same document.  Counterparts may be signed and delivered by facsimile, each of which shall be binding when sent.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

IMMTECH PHARMACEUTICALS, INC.

By:	/s/ Eric L. Sorkin
	Name:	Eric L. Sorkin
	Title:	Chairman and Chief Executive Officer

BIOALLIANCE PHARMA SA

By:	/s/ Dominique Constantini
	Name:	Dominique Constantini
	Title:	Chairman and CEO

EXHIBIT A

SUPPLY AGREEMENT
Between
IMMTECH PHARMACEUTICALS, INC.
AND
BIOALLIANCE PHARMA

ARTICLE I - DEFINITIONS

Section 1    Definitions. All capitalized terms used in this Supply Agreement shall have the meaning ascribed to them in the License Agreement to which this Supply Agreement is attached as an exhibit.  Capitalized terms used in this Supply Agreement that are not defined in the License Agreement, whether used in the singular or plural, shall have the following meanings:

1.1           "Administrative Costs" means all costs related to conducting a recall, withdrawal or correction in accordance with Applicable Laws.

1.2           "Applicable Laws" means all laws, ordinances, rules and regulations within the Territory applicable to the Manufacturing and Packaging of the Product or any aspect thereof and the obligations of Immtech or BioAlliance, as the context requires under this Agreement, including, without limitation, (i) all applicable federal, state and local laws and regulations of each Territory; (ii) the U.S. Federal Food, Drug and Cosmetic Act, and (iii) the cGMPs.

1.3           "Batch" means defined quantity of finished Product which has been Manufactured and Packaged for BioAlliance in accordance with the Specifications.

1.4           "Calendar Quarter" means a period of three (3) consecutive months commencing on January 1, April 1, July 1 or October 1 of any calendar year.

1.5           “COA” means Certificate of Analysis.

1.6           "Commencement Date" means the first date upon which a European regulatory authority provides Marketing Approval of the Product.

1.7           "Contract Year" means each consecutive twelve (12) month period beginning on the Commencement Date.

1.8           "Defective Product" means Product that is not releasable due to Nonconformity.

1.9           "Delivery Date" shall mean the date on which Immtech shall tender the relevant Batch(es) to BioAlliance. Each Delivery Date shall be specified by BioAlliance on the relevant Purchase Order and confirmed by Immtech as set forth in Section 3.4.

1.10           "Firm Commitment" shall mean a binding commitment in writing made by BioAlliance to purchase Product in accordance with section 3.1.

1.11           "Manufacture" means all operations of receipt of materials, production, packaging, labeling, quality control, release of Product.

1.12           “Manufacture Date” means the date that pafuramidine first comes into contact with another ingredient during the manufacturing process of Product.

1.13           “Manufacturing Release Record(s)” (“MRR”) means a) all completed production/Batch records; b) all quality control test/request forms (result worksheets) and associated summary data; c) dynamic monitoring performed during processing; d) any alert/action notifications generated during processing; e) any planned or unplanned deviations associated with the Product; f) any out of Specification result investigations associated with the Product; g) the COA for the Batch comparing testing to Specifications; h) the appropriate disposition notification for the Batch.

1.14           “Nonconformity” means a deficiency in characteristic, documentation or procedure, which renders the Product not in conformity with the Specifications or the other warranties set forth in Section 6.1.

1.15           “Packaging” means Primary Packaging and Secondary Packaging.

1.16           “Primary Packag(ing)” means material intended to contain and protect Product during handling, storage and transport.

1.17           "Purchase Order" shall have the meaning set forth in Section 3.2.

1.18           "Rolling Forecast" shall have the meaning set forth in Section 3.1.

1.19           “Secondary Packag(ing)” means packaging material that is not Primary Packaging.

1.20           “Specification” means the specifications for the regulatory, manufacturing, quality control and quality assurance procedures, processes, practices, standards, instructions and any other attributes that the parties agree upon, or that are otherwise required, with respect to the Product which will be attached hereto as Exhibit I in draft form until the Commencement Date, and made a part of hereof, as determined in accordance with the analytical methodology set forth therein, as such specifications may be amended from time to time in accordance with this Supply Agreement.

1.21           "Unit" means each individually packaged unit of Product.

ARTICLE II – EFFECTIVE DATE; CONTROLLING TERMS

Section 2.1    Effective Date

This Supply Agreement shall automatically become effective as of the Effective Date.

2

Section 2.2     Controlling Terms

This Agreement is governed by the License Agreement to which this Agreement is attached as an Exhibit.  All of the terms of the License Agreement apply to and control this Supply Agreement and for any terms that may be interpreted to conflict between the two agreements, the terms of the License Agreement shall control.

ARTICLE III – COMMERCIAL SUPPLY

Section 3.1    Forecasts

Immtech shall notify BioAlliance in writing of the Commencement Date.  On or before the first (1st) day of each calendar month following the Commencement Date, BioAlliance shall furnish to Immtech a written twelve (12) month rolling forecast of the commercial quantities of Product that BioAlliance intends to order from Immtech during such period ("Rolling Forecast"). BioAlliance shall provide the first Rolling Forecast to Immtech at least four (4) months prior to the first Delivery Date.  The first three (3) months of such Rolling Forecast shall constitute a binding commitment for the quantities of Product specified therein ("Firm Commitment") and the following nine (9) months of the Rolling Forecast shall be non-binding, good faith estimates.

Section 3.2    Purchase Orders

At least quarterly, BioAlliance shall submit purchase orders for the period covered by the Firm Commitment portion of the Rolling Forecast, which shall include the information specified in Section 3.4 ("Purchase Order").  Product shall be ordered by BioAlliance only in writing. Immtech will not accept verbal orders of any kind for the production of Product. BioAlliance shall submit each Purchase Order to Immtech at least one-hundred twenty (120) days in advance of the earliest Delivery Date requested in the Purchase Order.  Immtech will confirm such Delivery Dates within fifteen (15) business days of receipt of the Purchase Order.  If Immtech indicates within such fifteen (15) day period that it is unable to meet any such Delivery Date, the parties will work together in good faith to set an amended Delivery Date or Dates.  [****]  In the event of a conflict between the terms of any Purchase Order and this Supply Agreement, this Supply Agreement shall control. Notwithstanding the foregoing, Immtech shall supply BioAlliance with quantities of Product which exceed by not more than 25% the quantities specified in the Firm Commitment portion of the Rolling Forecast, and shall use Commercially Reasonable Efforts to supply additional excess quantities requested by BioAlliance.

Prior to the Commencement Date, BioAlliance may purchase clinical supplies of the Product by submitting Purchase Orders in accordance with this Section 3.2.

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934.  Material filed separately with the Securities and Exchange Commission.

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Section 3.3    Product Supply

All Product supplied hereunder shall be manufactured by Immtech in accordance with the Specifications and cGMPs and in compliance with all Applicable Laws.  Immtech shall be responsible for obtaining, and shall store at no cost to BioAlliance, any materials required for the manufacture of Product, in reasonable quantities consistent with the Rolling Forecast and Purchase Orders.  Immtech shall use and rotate all stock of materials on a first-in, first-out basis.  Immtech shall be responsible for all payments to Third Parties for any materials purchased from, or other products or services provided by, Third Parties in connection with the Manufacture and Packaging of the Product.  Immtech will utilize a documented system of procedures for the control of changes to the Specifications.  The parties acknowledge that the Specifications may need to be refined and modified as the parties gain experience with the manufacture, testing and use of the Product.  Accordingly, Immtech and BioAlliance agree to negotiate in good faith to modify the Specifications from time to time as the parties’ experience with the manufacture, testing and use of the Product warrants; and Immtech further agrees that it will facilitate changes to the Specifications that are necessary or appropriate in light of regulatory requirements.  The parties agree to allocate on an equitable basis any special costs of developing and implementing revised procedures.  Immtech will be responsible for labeling and Packaging of Product for final distribution, utilizing trademarks and artwork developed jointly by BioAlliance and Immtech.  Immtech will test each Batch of Product and supply BioAlliance with a COA confirming that such Batch meets the Specifications applicable to such Product.  BioAlliance may then retest the Batch of Product as more fully set forth in Section 4.4 to confirm that it meets such Specifications.

Section 3.4    Product Delivery

All Purchase Orders will contain the following information: (i) the precise quantity of Product desired and required Delivery Dates, (ii) desired Packaging and quantities by package (e.g., bottles of 28, bottles of 500, sample blisters of 14), (iii) the anticipated shipping destination for Product (which may be modified as provided below) and (iv) such other information as BioAlliance wishes to provide or that Immtech might find necessary or useful in completing a specific Purchase Order.  Immtech shall make each shipment of Product in the quantity and on the Delivery Date specified for it on the applicable Purchase Order, via the mode(s) of transportation and to the destination specified on such Purchase Order.  Product shall be delivered F.C.A. (Incoterms 2000) BioAlliance’s facility in Paris, France (with the specific destination to be determined by BioAlliance no earlier than fourteen (14) days prior to the requested Delivery date, and no later than the Delivery Date. Each shipment of the Product shall be accompanied by relevant COA and an invoice.  BioAlliance will then own such Batch.  BioAlliance will assume all operational and financial responsibility for processing and handling returned inventories of Product due to Product expiry.

Section 3.5    Payment

For the quantities of Product to be supplied by Immtech, BioAlliance shall pay Immtech the Transfer Price, except that, with respect to any quantities of Product that BioAlliance or its Affiliates or sublicensees purchases for use in Product Studies in the Territory or distributes as samples to persons in the medical profession, such quantities shall be supplied at the Direct Cost.

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Payment of the Product delivered shall be made by BioAlliance within sixty (60) days of the date of invoice or receipt of the Product, whichever shall last occur, unless such shipment of Product is rejected in accordance with the provisions of Section 4.4.  [****] .

ARTICLE IV – PRODUCT QUALITY AND REGULATORY MATTERS

Section 4.1    Specification(s) of Product

Product will be packaged, labeled and handled according to written specification(s) and procedures mutually agreed upon between the parties.

Section 4.2    Product Quality

Immtech warrants that the Product delivered under this Agreement to BioAlliance shall conform to the Specifications and shall be manufactured according to Applicable Laws and cGMPs.

Immtech warrants that neither it, nor its vendors, will engage in any act which causes any Product produced for BioAlliance to become adulterated, and agrees that such Product will not be adulterated, within the meaning of the federal Food, Drug and Cosmetic Act, as amended, when Product is delivered to BioAlliance.

Section 4.3(b)    Quality Control

Immtech will take all steps reasonably necessary to ensure that it has contracted with Third Party manufacturers with the facilities, equipment, instrumentation, resources and trained personnel to provide all raw materials, in-process and product assays, analysis and other testing, as compliance with cGMP may require in connection with Immtech's supply of Product.  Immtech shall provide a COA for each lot of Product supplied hereunder at the time of shipment.

Immtech shall maintain complete and accurate documentation of all validation data, stability testing data, batch records, quality control and laboratory testing and any other data required under cGMP in connection with the supply of Product hereunder.

Immtech shall notify BioAlliance if it makes any changes in any of the materials, equipment, facilities, process or procedures used to manufacture the Product if such changes would impact the Product’s ability to meet applicable Specifications.

Immtech shall investigate, and cooperate fully with BioAlliance in investigating any Batch of Product that fails to meet the applicable Specifications or any the requirements of any governmental or regulatory agency with jurisdiction over the manufacture of the Product.  Immtech shall keep BioAlliance informed of the status of any investigation and, upon completion of the investigation, shall provide BioAlliance with a final written report describing the cause of the failure and summarizing the results of the investigation.

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934.  Material filed separately with the Securities and Exchange Commission.

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Immtech agrees to cooperate with any inspection by the FDA or other regulatory agency in connection with BioAlliance’s activities under the Agreement, including but not limited to any inspection prior to Regulatory Approval in the Territory.

Section 4.4     Defective Product

Within at most thirty (30) days of delivery of Batches of the Product, BioAlliance may reject such Batches by informing Immtech of any Nonconformity of the delivered Batches. Any Product received by BioAlliance from Immtech that has not been rejected by BioAlliance within thirty (30) days after receipt shall be deemed to have been accepted; provided, however, that in the case of any Nonconformity of any Product provided by Immtech hereunder, which Nonconformity is not discoverable upon reasonable physical inspection and testing but is discovered at a later time, BioAlliance may reject such Product by giving written notice to Immtech of BioAlliance’s rejection of such Product within twenty (20) days after discovery of such latent defect(s).

In the event of a disagreement between the parties as to whether the Product meets the Specifications, the parties shall cause a mutually acceptable independent laboratory to review records, test data and to perform the tests and/or analyses set forth in the Specifications on samples of the alleged Defective Product.  The independent laboratory shall determine whether the Product met the Specifications, and such independent laboratory's results shall be final and binding.  Unless otherwise agreed to by the parties in writing, the costs associated with such testing and review shall be borne by the party which was incorrect about whether the Product meets the Specifications.  Whether or not Immtech accepts BioAlliance’s basis for rejection, promptly on receipt of a notice of rejection of a Batch of Product, Immtech shall replace such rejected Product, at its cost, within sixty (60) days.  If the independent laboratory rules that the original Batch met the applicable Specifications and warranties provided by Immtech hereunder, BioAlliance shall purchase that Batch at the agreed-upon price, irrespective of whether Immtech has already replaced it.

Section 4.5    Facility Access

Upon written request and permission from Immtech, BioAlliance, through its employees, consultants or other representatives will have the right during normal business hours and at a time mutually agreed to inspect Immtech's or its affiliates’ manufacturing operations to determine whether or not Immtech is complying in all respects with its obligations hereunder.  BioAlliance agrees that all such inspections and audits shall be carried out in a manner calculated not to unreasonably interfere with Immtech's and its Affiliates’ conduct of business and to insure the continued confidentiality of Immtech's business and technical information. Further, BioAlliance agrees to comply with all of Immtech's safety and security requirements during any visits to the Immtech and affiliates’ facilities.  BioAlliance agrees to make promptly available to Immtech any associated reports from such facility visit(s).

Section 4.6    MRR Documents and Data

Following the Manufacture of each Batch of Product, and upon written request as required, Immtech shall provide BioAlliance with properly completed copies of all MRR

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Documents, including Manufacturing and Packaging Batch records prepared in accordance with the Specifications.

Section 4.7    Recordkeeping

Immtech shall maintain true and accurate books, records, test and laboratory data, reports and all other information relating to Manufacturing and Packaging under this Agreement, including all information required to be maintained by the Specifications and all Applicable Laws. Such information shall be maintained in forms, notebooks and records for a period of at least two (2) years from the relevant finished Product expiration date or longer if required under Applicable Laws.  BioAlliance may inspect the foregoing once per calendar year upon reasonable advance written request to Immtech.

Section 4.8    Finished Product Compliance

Upon Product release by Immtech and acceptance of the Product in accordance with this Supply Agreement and pursuant to the License Agreement, BioAlliance shall be solely responsible for compliance with all Applicable Laws related to any subsequent labeling, packaging, and any required testing of Product.

Section 4.9   Governmental Inspections and Requests

Immtech shall immediately advise BioAlliance if an authorized agent of any regulatory authority visits either Immtech or any facility related to the Manufacturing or Packaging of the Product.  Immtech shall furnish to BioAlliance a copy of the portions of the report relevant to the Product by such regulatory authority, if any, within ten (10) days of Immtech's receipt of such report.  Further, upon receipt of a regulatory authority request to inspect the facilities or audit Immtech's books and records with respect to Manufacturing and testing under this Supply Agreement, Immtech shall immediately notify BioAlliance, and shall provide BioAlliance with a copy of any written document received from such regulatory authority related to the Product. To the extent related to Manufacturing or Packaging hereunder, Immtech shall provide to BioAlliance a copy of any proposed written response to any such inspection related to the Product prior to its submission and a reasonable opportunity for BioAlliance to review and comment on such response, as well as a copy of the final response submitted to the regulatory authority.

Section 4.10    Product Complaints

BioAlliance will notify Immtech within 2 working days of any customer complaints that relate to the Manufacture or Packaging of the Product.  Immtech as requested by BioAlliance will conduct internal investigations to determine the validity of the complaint.  Immtech will use commercially reasonable efforts to report the findings of such investigation to BioAlliance within 10 working days of notification.  BioAlliance will be responsible for customer response communications and will submit a copy of such communications to Immtech at least one week prior to issuing such response for Immtech’s review and comment.  Any complaint received by Immtech for the Product will be forwarded to BioAlliance within 2 working days.

Section 4.11    Recall

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In the event Immtech believes a recall, field alert, Product withdrawal or field correction may be necessary with respect to any Product provided under this Supply Agreement, Immtech shall immediately notify BioAlliance in writing.  Immtech will not act to initiate a recall, field alert, Product withdrawal or field correction without the express prior written approval of BioAlliance, unless otherwise required by Applicable Laws.  In the event BioAlliance believes a recall, field alert, Product withdrawal or field correction may be necessary with respect to any Product provided under this Supply Agreement, BioAlliance shall immediately notify Immtech in writing and Immtech shall provide all necessary cooperation and assistance to BioAlliance.  The cost of any recall, field alert, Product withdrawal or field correction shall be borne by BioAlliance except to the extent such recall, field alert, Product withdrawal or field correction is caused by Immtech's breach of its warranties, representations or obligations under this Supply Agreement or Applicable Laws, defects in the Product arising out of the Manufacture of such Product or its negligence or willful misconduct, then such cost (limited to reasonable, actual and documented Administrative Costs incurred by BioAlliance for such recall, withdrawal or correction) shall be borne by Immtech and Immtech shall, at BioAlliance’s option, either refund BioAlliance for the Transfer Price paid by BioAlliance for such Product, credit an amount equal to the Transfer Price paid by BioAlliance for such Product against future orders of Product submitted by BioAlliance hereunder, or replace the affected Product with replacement Product manufactured in compliance with cGMP and other Applicable Laws and regulations and that conform to the Specifications and the warranties provided by Immtech hereunder, free of charge, as soon as practicable after the date that BioAlliance notifies Immtech regarding such event with respect to Product.

Section 4.12    Quality Agreement

Within one hundred and eighty (180) days from the Effective Date, the parties will enter into an agreement that details the quality assurance obligations of each party with respect to supply of the Product (the “Quality Agreement”).  Notwithstanding the foregoing, failure to enter into a Quality Agreement shall not mean that Immtech does not have to supply the Product to BioAlliance.  The parties shall amend the Quality Agreement from time to time as the parties deem necessary.  If the parties enter into a Quality Agreement, all Product supplied to BioAlliance shall be supplied in accordance with the Quality Agreement.

ARTICLE V – BUFFER STOCK; MANUFACTURING RIGHTS

Section 5.1    Buffer Stock

Beginning on the date that is [****] months prior to the anticipated date of the Initial Commercial Sale, Immtech shall have available (including as a result of Product Manufactured by any Second Source Facility, as defined below) a buffer stock of Product for supply to BioAlliance (the “Buffer Stock”), as determined by mutual agreement of the parties.  The level of Buffer Stock will be expressed as a number of months of supply of Product and will be determined based upon the quantities specified in the most recent applicable months of the Rolling Forecast.  The Buffer Stock shall be no less than [****] months supply of Product at any time.

Section 5.2     Second Source Facility

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934.  Material filed separately with the Securities and Exchange Commission.

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If Immtech: (a) discontinues or permanently ceases to manufacture the Product (unless otherwise agreed to in advance by BioAlliance); or (b) otherwise breaches its supply obligations hereunder or is otherwise unable or unwilling to supply BioAlliance with Product which conforms to the Specifications for a period in excess of one hundred twenty (120) consecutive days (“Event”), then effective upon written notice by BioAlliance that an Event has occurred, Immtech will work with BioAlliance or its sublicensees to identify a Third Party to manufacture the Product in order to satisfy BioAlliance’s and its Affiliates’ and sublicensees’ requirements of the Product.  Immtech will enter into an agreement with a Third Party manufacturer acceptable to Immtech and will grant such Third Party manufacturer a license for the Immtech Technology as necessary for the Third Party Manufacturer to manufacture and supply the Product to BioAlliance, and its Affiliates and sublicensees.  In addition, Immtech shall provide such technical assistance to such Third Party manufacturer as reasonably required, at Immtech’s expense, to the extent of any out-of-pocket expenses incurred by Immtech in connection with providing such technical assistance.

ARTICLE VI - REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 6.1    Limited Warranty

Immtech represents and warrants to BioAlliance that all of the Product supplied under this Supply Agreement (a) shall have been Manufactured and Packaged in conformance with the Specifications and Applicable Laws, (b) shall conform to the Specifications in effect at the time of delivery, (c) shall not be adulterated or misbranded within the meaning of the U.S. Federal Food, Drug and Cosmetic Act when delivered, and (d) at the time of delivery, shall be free and clear of any lien or encumbrance.

THE LIMITED WARRANTY SET FORTH IN THIS SECTION 6.1 IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, WARRANTY OF NON-INFRINGEMENT AND ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR THE WARRANTY EXPRESSEDIN THIS SECTION 6.1 OR IN THE AGREEMENT, IMMTECH MAKES NO OTHER WARRANTY, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE MANUFACTURING, PACKAGING OR THE PRODUCT.

Section 6.2    Release Responsibility.

Immtech, as the party responsible for release of the finished Product, warrants that it will not release any Batch of Product if the required final Product testing indicates that the Product does not comply with the Specifications and the warranties set forth in Section 6.1.

Section 6.3    Existence and Power

Each party hereby represents and warrants to the other party that such party (i) is duly organized, validly existing and in good standing under the laws of the state in which it is organized, (ii) has the power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted, and (iii) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not materially adversely affect such party's ability to perform its obligations under the Agreement.

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Section 6.4    Authorization and Enforcement of Obligations

Each party hereby represents and warrants to the other party that such party (i) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and thereunder and (ii) has taken all necessary action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

Section 6.5    No Conflict

Each party hereby represents and warrants to the other party that the execution and delivery of this Agreement and the performance of such party's obligations hereunder (i) to not conflict with or violate any requirement of Applicable Laws or any material contractual obligation of such party and (ii) do not materially conflict with, or constitute a material default or require any consent under, any material contractual obligation of such party.

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EXHIBIT B

OPTION TO LICENSE
MALARIA PREVENTION

In the event that BioAlliance provides written notice to Immtech pursuant to Section 4.5(b) within sixty (60) days of its receipt of Immtech’s Written Notice pursuant to Section 4.5(a) that BioAlliance would like to include the prevention of malaria (and, if proposed by Immtech, treatment of malaria) within the scope of this Agreement, the following terms and conditions shall become effective and be deemed to be incorporated within and made a part of this Agreement:

1.
The term “Product” shall include a finished dosage form for sale in the Territory that contains pafuramidine as the only active ingredient and is approved by the requisite regulatory authority in the Territory for the prevention or treatment of malaria in patients.

2.
BioAlliance shall [****] for designing, planning and conducting the development of the Product for the prevention of malaria (and, if proposed by Immtech, treatment of malaria) incurred by Immtech pursuant to the budget set forth in the Development Program (the “Malaria Development Costs”). If Immtech has not entered into an arrangement to develop the Product for the prevention of malaria in the United States with a Third Party and intends to commercialize the Product for the prevention of malaria in the United States, then following Regulatory Approval of the Product for the prevention of malaria in the Territory, BioAlliance will [****].

3.
Immtech will provide a written invoice to BioAlliance for the BioAlliance Share of the Malaria Development Costs on a quarterly basis (which invoice shall set forth the total Development Costs for such quarter and the BioAlliance Share thereof), and BioAlliance will reimburse Immtech for the BioAlliance Share of the Malaria Development Costs within sixty (60) days after receipt of invoice.  In no event shall BioAlliance be responsible for payment of any Development Costs other than the Malaria Development Costs or for payment of any part of the Malaria Development Costs that exceed the budget for the Malaria Development Costs set forth in Immtech’s Written Notice as provided to BioAlliance pursuant to Sections 4.5(a) and 4.5(b) or amended by unanimous approval of the Steering Committee (and if Immtech makes any amendment to the Development Program that increases the budget for the Malaria Development Costs, which amendment is not unanimously approved by the Steering Committee, then Immtech shall [****].

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934.  Material filed separately with the Securities and Exchange Commission.

4.	Section 5.2(a) of the Agreement shall be amended to add the following provisions:

Milestones:

(i)	Upon [****]; and

(ii)	Upon [****];

(iii)	Upon [****];

(iv)	Provided that Marketing Approval (and, if sought, Pricing Approval) of the Product for the prevention of malaria is obtained in any Major EU Market, [****];

(v)	Upon [****];

(vi)	Upon [****]; and

(vii)	Upon [****].

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934.  Material filed separately with the Securities and Exchange Commission.

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EXHIBIT I

Specifications

Final product specifications to be defined and updated based on requirements of US FDA.

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